MOMENTOUS ENTERTAINMENT RECEIVES US TRADEMARK REGISTRATION NUMBER

Momentous Entertainment Group Receives US Trademark Registration for its Corporate Logo

LAS VEGAS, NEVADA, April 20, 2016 – Momentous Entertainment Group, Inc.  (OTCBB:MMEG), an entertainment and direct response marketing company is pleased to announce that after filing for a US Trademark in June of 2015,  the Company received notice on April 5th that its logo trademark had received registration number 4,931,052 making it a fully registered logo trademark asset of the Company.

According to Momentous President and CEO, Kurt Neubauer, “The trademark registration of the Company’s logo provides a solid branding iron for our product base going forward. We look forward to seeing our registered logo trademark on all our projects”.

To view the Company’s logo with white background:  http://www.momentousent.com/ens/MEG_Logo_WB_R.jpg

To view the Company’s logo with black background:  http://www.momentousent.com/ens/MEG_Logo_BB_R.jpg

About Momentous Entertainment Group (MMEG)

Momentous Entertainment Group, Inc. is an entertainment and direct response marketing company focused on creating, producing and distributing quality content and products.  MMEG sells outstanding entertainment and consumer products utilizing direct response media marketing.  As it develops its distribution and sales channels, MMEG will build out its music division along with its feature film, television production, and finance division.  With a combined experience of more than 100 years in entertainment and marketing, MMEG will be able to make major contributions by providing quality content and products worldwide.

Forward-Looking Statements

This press release may contain forward-looking statements, including information about management’s view of Momentous Entertainment Group Inc’s (MMEG) future expectations, plans and prospects. In particular, when used in the preceding discussion, the words "believes," "expects," "intends," "plans," "anticipates," or "may," and similar conditional expressions are intended to identify forward-looking statements. Any statements made in this news release other than those of historical fact, about an action, event or development, are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors, which may cause the results of MMEG to be materially different than those expressed or implied in such statements. These risk factors and others are included from time to time in documents MMEG files with the Securities and Exchange Commission, including but not limited to, its Form 10-Ks, Form 10-Qs and Form 8-Ks. Other unknown or unpredictable factors also could have material adverse effects on MMEG’s future results. The forward-looking statements included in this press release are made only as of the date hereof. MMEG cannot guarantee future results, levels of activity, performance or achievements. Accordingly, you should not place undue reliance on these forward-looking statements. Finally, MMEG undertakes no obligation to update these statements after the date of this release, except as required by law, and also takes no obligation to update or correct information prepared by third parties that are not paid for by MMEG.

To learn more, visit Momentous Entertainment Groups’ websites:

MMEG Products Site    www.momentousent.com

MMEG Music Site   www.momentousmusic.com

Contacts:

Casey Burt   800-851-9150   investors@momentousent.net